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                                                                    EXHIBIT 23.1

The Board of Directors
Duke Realty Investments, Inc.:


    We consent to the use of our reports on the consolidated financial statements of Duke Realty Investments, Inc. and subsidiaries and the related financial statement schedules as of December 31, 1993 and 1992 and each of the years in the three-year period ended December 31, 1993, and on the combined financial statements of Duke Associates as of December 31, 1992 and 1991 and each of the years in the three-year period ended December 31, 1992, each incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.



KPMG Peat Marwick LLP


Indianapolis, Indiana
August 25, 1994